Exhibit 10.1

EXECUTION COPY

AGREEMENT

     This Agreement made as of the 31st day of May, 2005 by and between Tollgrade Communications, Inc., a Pennsylvania corporation (the “Corporation”), and Mark B. Peterson, an individual residing in the Commonwealth of Pennsylvania and an employee of the Corporation (the “Executive”).

WITNESSETH:

     WHEREAS, the Board of Directors of the Corporation has determined that it is in the best interests of the Corporation to enter into this Agreement with the Executive; and

     WHEREAS, the Executive desires to obtain certain benefits in the event his employment is terminated;

     NOW, THEREFORE, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.	Definition of Terms. The following terms when used in this Agreement shall have the meaning hereafter set forth:

(a)	“Annual Salary Adjustment Percentage” shall mean the mean average percentage increase in base salary for all members of the Executive Council of the Corporation during the two full calendar years immediately preceding the time to which such percentage is being applied; provided, however, that if after a Change-in-Control, as hereinafter defined, there should be a significant change in the number of members of the Executive Council of the Corporation or in the manner in which they are compensated, then the foregoing definition shall be changed by substituting for the phrase “Executive Council of the Corporation” the phrase “persons then performing the functions formerly performed by the Executive Council of the Corporation.”

(b)	“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(c)	“Board” or “Board of Directors” means the Board of Directors of the Corporation.

(d)	“Cause for Termination” shall be limited solely and exclusively to any of the following grounds, as reasonably determined by the Board of Directors thereof:

(i)	Fraud, misappropriation, theft, embezzlement or other willful and deliberate acts of similar dishonesty;

(ii)	Conviction of, or a plea of guilty or nolo contendre to, a felony or a crime involving moral turpitude;

(iii)	Illegal use of drugs in the workplace;

(iv)	Intentional and willful misconduct that subjects the Corporation to criminal liability or material civil liability;

(v)	Willful and deliberate breach of the Executive’s duty of loyalty, including, but not limited to, the diversion or usurpation of corporate opportunities properly belonging to the Corporation;

(vi)	Willful and deliberate disregard of the Corporation’s policies and procedures in any material respect;

(vii)	Material breach or violation of the Corporation’s Code of Ethics for Senior Executive and Financial Officers or a material breach or violation of the Corporation’s Code of Business Conduct and Ethics;

(viii)	Breach or violation of any of the material terms of this Agreement, including but not limited to, the covenants and restrictions, set forth in Sections 5 and 6 of this Agreement;

(ix)	Willful and deliberate insubordination, willful and deliberate refusal to perform, or willful gross neglect in the performance of, his duties or responsibilities, or willful and deliberate refusal to follow the proper instructions of the Board of Directors or the Executive Committee thereof, if any; or

(x)	Failure of the Executive to fully cooperate in any action, litigation, investigation or other proceeding brought before or by any Governmental Authority.

For purposes of this definition, no act, or failure to act, on the Executive’s part shall be considered “deliberate,” “intentional” or “willful” unless done, or omitted to be done, by the Executive with a lack of good faith and with a lack of reasonable belief that his action or omission was in the best interests of the Corporation.

(e)	“Change-in-Control” shall be deemed to have occurred as of the first day any one (1) or more of the following conditions shall have been satisfied:

(i)	Any Person (other than the Person in control of the Corporation as of the date of this Agreement, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or a corporation owned directly or indirectly by the stockholders of the

Corporation in substantially the same proportions as their ownership of stock of the Corporation), becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation representing more than thirty-five percent (35%) of the combined voting power of the Corporation’s then outstanding securities; or

(ii)	The directors, and if required, the stockholders of the Corporation approve:

(A)	A plan of liquidation of the Corporation; or

(B)	An agreement for the sale or disposition of all or substantially all of the Corporation’s assets; or

(C)	A merger, consolidation, or reorganization of the Corporation with or involving any other entity, other than a merger, consolidation, or reorganization that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty-five percent (65%) of the combined voting power of the voting securities of the Corporation (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

(iii)	The Incumbent Directors cease for any reason to constitute at least a majority of the Board of Directors.

“Change-in-Control” shall not include, however, a restructuring, reorganization, merger, or other change in capitalization in which the Persons who own an interest in the Corporation on the date hereof (the “Current Owners”) (or any individual or entity which receives from a Current Owner an interest in the Corporation through will or the laws of descent and distribution) maintain more than a sixty-five percent (65%) interest in the resultant entity.

Furthermore, in no event shall a Change-in-Control be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group which consummates the Change-in-Control transaction. The Executive shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Executive is an equity participant or has agreed to become an equity participant in the purchasing company or group (except for (A) passive ownership of less than five percent (5%) of the voting equity securities of the purchasing company; or (B) ownership of equity participation in the purchasing company or group which is otherwise deemed not to be significant, as determined prior to the Change-in-Control by a majority of the nonemployee continuing Directors of the Board of Directors).

(f)	“Code” means the United States Internal Revenue Code of 1986, as amended, and any successors thereto.

(g)	“Confidential Information” has the meaning set forth in Section 5(a) hereof.

(h)	“Contract Payment(s)” has the meaning set forth in Section 4(f) hereof.

(i)	“Current Owners” has the meaning set forth in Section 1(e) hereof.

(j)	“Date of Termination” shall mean:

(i)	if the Executive’s employment is terminated for Disability, the date such employment is terminated as specified in the Notice of Termination given to the Executive;

(ii)	if the Executive terminates due to his death or Retirement, the date of death or Retirement, respectively;

(iii)	if the Executive decides to terminate employment upon Good Reason for Termination, the date of such termination after the Corporation has been notified of the Executive’s decision to terminate employment and the expiration of any applicable cure period; or

(iv)	if the Executive’s employment is terminated for any other reason, the date on which a termination becomes effective pursuant to a Notice of Termination.

(k)	“Disability” shall mean such incapacity due to physical or mental illness or injury as causes the Executive to be unable to perform his duties with the Corporation during 180 consecutive days.

(l)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and any successor thereto.

(m)	“Excise Tax” has the meaning set forth in Section 4(f) hereof.

(n)	“Good Reason for Termination” shall mean the occurrence of any of the following:

(i)	without the Executive’s express written consent, the assignment to the Executive of any duties materially and substantially inconsistent with his positions, duties, responsibilities and status with the Corporation, or a material change in his reporting responsibilities, titles or offices, or any removal of the Executive from or any failure to re-elect the Executive to any of such positions, except in connection with the termination of the

Executive’s employment due to Cause for Termination, Disability or Retirement (as hereinafter defined) or as a result of the Executive’s death;

(ii)	a reduction by the Corporation in the Executive’s base salary unless such reduction is the result of the Board of Directors determining (A) that the Executive has not adequately discharged his duties; provided that such reduction does not exceed ten percent (10%) of his then current base salary; or (B) that it is necessary to reduce the salary of the majority of the members of the Executive Council; provided that such reduction, in the case of the Executive, does not exceed ten percent (10%) of his then current base salary;

(iii)	a failure by the Corporation to continue to provide incentive compensation comparable to that provided by the Corporation immediately prior to any Change-in-Control;

(iv)	except to the extent otherwise required by applicable law, the failure by the Corporation after a Change-in-Control to continue in effect any benefit or compensation plan, stock option plan, pension plan, life insurance plan, health and accident plan or disability plan in which the Executive is participating immediately prior thereto (provided, however, that there shall not be deemed to be any such failure if the Corporation substitutes for the discontinued plan, a plan providing the Executive with substantially similar benefits) or the taking of any action by the Corporation which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any of such plans or deprive the Executive of any material fringe benefit enjoyed by the Executive immediately prior to a Change-in-Control (provided, however, that any act or failure to act by the Corporation that is on a plan-wide basis, i.e., it similarly affects all employees of the Corporation or all employees eligible to participate in any such plan, as the case may be, shall not constitute Good Reason for Termination);

(v)	the failure of the Corporation to obtain the assumption of this Agreement by any successor as contemplated in Section 11(c) hereof;

(vi)	any purported termination of the employment of the Executive by the Corporation which is not (A) due to the Executive’s Disability, Retirement (as hereinafter defined) or in accordance with Section 3 hereof, or (B) effected pursuant to a Notice of Termination satisfying the requirements of subsection (r) below;

(vii)	the Corporation’s requiring the Executive to be based anywhere other than the Corporation’s executive offices at which the Executive has his principal office on the date hereof or executive offices located within 50 miles of the location of the Corporation’s executive offices on the date hereof, except for required travel on the Corporation’s business to an extent substantially consistent with the Executive’s present business travel obligations; or

(viii)	the Corporation’s breach of any of the material provisions of this Agreement.

(o)	“Governmental Authority” means any federal, state or local court, administrative agency or commission, legislative body, or other governmental authority or instrumentality.

(p)	“Gross-Up Payment” has the meaning set forth in Section 4(f) hereof.

(q)	“Incumbent Directors” shall mean the individuals who, as of the date hereof, constitute the Board, together with any individual who becomes a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Directors, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(r)	“Notice of Termination” shall mean a written statement which sets forth the specific reason for termination and, if such is claimed to be Cause for Termination or Good Reason for Termination, in reasonable detail the facts and circumstances which indicate that such is Cause for Termination or Good Reason for Termination together (in the case of Cause for Termination) with notice of the time and place of the meeting of the Board of Directors called to consider such matter in accordance with Section 3 hereof.

(s)	“Options” shall mean any stock options issued pursuant to any present or future stock option plan of the Corporation.

(t)	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

(u)	“Retirement” shall mean a termination of the Executive’s employment after age 65 or in accordance with any mandatory retirement arrangement with respect to an earlier age agreed to by the Executive.

(v)	“Stock Appreciation Rights” shall mean any stock appreciation rights issued pursuant to any stock option plan of the Corporation or any future stock appreciation rights plan.

2.	Employment.

(a)	Subject to the terms and conditions set forth herein, the Corporation hereby agrees to employ the Executive as of the date hereof as its Chief Executive Officer, and the Executive hereby accepts such employment. The duties of the Executive shall be as determined from time to time by the Board of Directors, but shall at all times be consistent in scope and authority with those commonly associated with the position of chief executive officer of a publicly-held company, and in all cases shall be substantially similar to those currently performed by the Executive as of the date hereof.

(b)	The Executive’s base salary initially shall be set at $315,000 per annum paid in equal semi-monthly installments and shall be retroactively effective as of January 17, 2005. The Executive shall be entitled to such increases or decreases (subject to Section 1(n)(ii) hereof) in base salary as the Compensation Committee of the Board of Directors may determine from time to time in accordance with its regular compensation review practices; provided that, such base salary must be increased each year by at least the amount of the Annual Salary Adjustment Percentage.

(c)	The Executive shall be entitled to receive annual bonuses based upon the achievance of performance objectives established by the Compensation Committee of the Board of Directors (pursuant to the Corporation’s Management Incentive Compensation Plan at the level specified for the Corporation’s Chief Executive Officer.

(d)	The Executive shall be entitled to participate in all group insurance programs, retirement income (pension) plans, and such other benefits made available by the Corporation to its employees and executives commensurate with the Executive’s position in the Corporation.

(e)	It is the parties’ understanding that the Executive shall be entitled to a seat on the Corporation’s Board of Directors during the term of this Agreement. Accordingly, the Corporation agrees to nominate Executive on its management slate of Board candidates and recommend to the shareholders that the Executive be elected to the Board.

3.	Termination by the Corporation Due to Cause for Termination; Termination by the Executive for Good Reason.

(a)	Should Cause for Termination exist, the Board of Directors by resolution duly adopted at a meeting of the Board may terminate the Executive’s employment due to Cause for Termination by delivering a Notice of Termination. Notwithstanding the foregoing, the Executive will have 15 days after receiving the Notice of Termination to correct the act or acts constituting Cause for Termination, to provide to the Board of Directors a written response explaining why his actions do not constitute Cause for Termination, and/or to request a review of the Board’s decision. In the event the Executive continues to engage in the conduct constituting Cause for Termination for such period, does not provide a response, and does not request further review by the Board of Directors, the Board may make a final determination, in its sole reasonable discretion, that the Executive has engaged in conduct constituting Cause for Termination and may terminate the Executive at any time after the end of the 15 day period.

(b)	The Executive may terminate his employment for Good Reason for Termination by delivering to the Board of Directors a Notice of Termination. Notwithstanding the foregoing, the Corporation will have 15 days after receiving the Notice of Termination to correct the conditions constituting Good Reason for Termination. If the Corporation fails to correct such conditions within such period, then the Executive may terminate his employment at any time after the end of the 15 day period.

4.	Payments and Terms Following Termination of Employment or a Change-in-Control.

(a)	If during the term of this Agreement the Executive’s employment with the Corporation shall be terminated:

(i)	due to the Executive’s death,

(ii)	by the Executive other than the Executive’s having terminated for Good Reason for Termination, or

(iii)	by the Corporation in accordance with Section 3 hereof or for Disability or Retirement,

then the Corporation shall have no obligations hereunder to the Executive or to his estate, as the case may be, other than (A) to pay in cash any unpaid portion of the Executive’s base salary for the period from the last period for which the Executive was paid to the Date of Termination, (B) in the case of death, Disability or Retirement, to pay a pro rata portion, based upon the number of months of the Executive’s employment during the year of termination, of any annual bonus program or agreement in effect for such year based upon the then projected achievement of performance objectives for such year (including, without limitation, the bonus program contemplated under Section 2(c) hereof), and (C) to pay to the Executive any sums that shall be due in accordance with any other employment agreement applicable to the Executive and the then various policies, practices and benefit plans of the Corporation.

(b)	If during the term of this Agreement the Executive’s employment with the Corporation shall have terminated at any time during the period commencing six months prior to the date of a Change-in-Control and ending on the third anniversary of the date of a Change-in-Control other than under the circumstances above described in subsection 4(a), then the Corporation shall pay on or before the fifth day following the Date of Termination (or if the Date of Termination preceded the date of the Change-in-Control, on or before the fifth day following the date of the Change-in-Control), to the Executive the following sums (less any amounts paid to the Executive pursuant to subsection (c) of this Section 4):

(i)	in cash any unpaid portion of the Executive’s full base salary for the period from the last period for which the Executive was paid to the Date of Termination, or the date of the Change-in-Control, as the case may be; and

(ii)	an amount in cash as liquidated damages for lost future remuneration equal to the product obtained by multiplying by three (3) the sum of

(A)	the greater of

(1)	the Executive’s annual base salary for the year in effect on the Date of Termination (provided that in the case of Termination for Good Reason by the Executive the date immediately preceding the date of the event which gave rise to the Termination for Good Reason by the Executive shall be used instead of the Date of Termination)

or

(2)	the Executive’s annual base salary for the year in effect on the date of the Change-in-Control;

plus

(B)	the greater of

(1)	the average annual cash award received by the Executive as incentive compensation or bonus for the two calendar years immediately preceding the Date of Termination (provided that in the case of Termination for Good Reason by the Executive the date immediately preceding the date of the event which gave rise to the Termination for Good Reason by the Executive shall be used instead of the Date of Termination)

or

(2)	the average annual cash award received by the Executive as incentive compensation or bonus for the two calendar years immediately preceding the date of the Change-in-Control.

(c)	If during the term of this Agreement the Executive’s employment with the Corporation shall have terminated other than under the circumstances above described in subsections 4(a) or 4(b) (including, but not limited to, the Executive having terminated his employment for Good Reason for Termination), then the Corporation shall pay on or before the fifth day following the Date of Termination to the Executive the following sums (provided, however, that if a Change-in-Control occurs within six months following the Date of Termination, the Executive shall be entitled to the amounts set forth in subsection (b) above reduced by the amounts paid to the Executive pursuant to this subsection (c) of this section 4):

(i)	in cash any unpaid portion of the Executive’s full base salary for the period from the last period for which the Executive was paid to the Date of Termination; and

(ii)	an amount in cash as liquidated damages for lost future remuneration equal to the product obtained by multiplying by two (2) the sum of

(A)	the Executive’s annual base salary for the year in effect on the Date of Termination plus

(B)	the average annual cash award received by the Executive as incentive compensation or bonus for the two calendar years immediately preceding the Date of Termination.

(d)	If the Executive’s employment should terminate under such circumstances as entitle the Executive to receive payments pursuant to subsection (b) or subsection (c) of this Section 4, the Corporation shall reimburse the Executive for any reasonable fees or other costs incurred by the Executive in retaining and continuing the services of an executive placement agency during the period beginning on the Date of Termination and ending on the earlier to occur of (i) the second anniversary of the Date of Termination and (ii) the date on which the Executive becomes employed by another Person or becomes self-employed. Such reimbursement shall be made within 5 days following the Executive’s presentment of bills or other evidence of the costs which he incurred with such executive placement agency.

(e)	If this Agreement is terminated pursuant to the terms of Section 10(b)(i) hereof, then the Executive shall be entitled to receive the annual bonus pursuant to Section 2(c) hereof, if any, for the last year of the Executive’s employment.

(f)	If any payment or payments (“Contract Payment(s)”) due the Executive pursuant to this Agreement other than this subsection 4(f) result in an excise tax being imposed on the Executive pursuant to Section 4999 of the Code, or any successor federal taxing provision to such Section 4999 (“Excise Tax”), then the Corporation shall pay to the Executive at the time when each Contract Payment is made an amount (a “Gross-Up Payment”) such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Contract Payments.

(g)	Notwithstanding any provision for similar payments and/or benefits under any other plan, program, agreement, policy, practice, or the like of the Corporation, this Agreement is intended to represent the Executive’s sole entitlement to severance payments and benefits in connection with the termination of his employment.

(h)	The receipt of any severance payments pursuant to this Section 4 will be subject to the Executive and the Corporation signing and not revoking a separation and mutual release of claims agreement in substantially the form attached hereto as Attachment A with the blanks appropriately completed. No severance payments will be paid or provided until the separation and release of claims agreement becomes effective.

(i)	The Executive agrees to resign from all positions that he holds with the Corporation or its subsidiaries, including, without limitation, his position as a member of the Board, immediately following the termination of his employment for any reason, if the Board so requests.

(j)	Notwithstanding any provision of this Agreement to the contrary, the parties intend that this Agreement be construed and applied in a manner that will conform its provisions with the requirements for avoidance of additional federal income tax pursuant to Section 409A of the Code, to the extent that such Section applies to the payments provided hereunder. Accordingly, the provisions of this Agreement will be interpreted consistent with the preceding sentence, and the Board and the Executive may modify this Agreement by mutual agreement, retroactively or otherwise, to the extent deemed advisable to prevent the application of Section 409A of the Code.

(k)	The Corporation shall maintain in effect indemnification rights to the fullest extent permitted by applicable law covering the Executive for the Executive’s action taken or omissions occurring at or prior to the Date of Termination.

(l)	Through the sixth anniversary of the Date of Termination, the Corporation shall maintain, if available in the directors’ and officers’ liability insurance market, directors’ and officers’ liability insurance covering the Executive for the Executive’s action taken or omissions occurring at or prior to the Date of

Termination on terms which in the aggregate are not less favorable than the terms of such current insurance coverage.

5.	Corporation’s Information; Nondisclosure; Related Matters.

(a)	The Executive recognizes and acknowledges that: (i) in the course of the Executive’s employment by the Corporation it will be necessary for the Executive to acquire information which could include, in whole or in part, information concerning the Corporation’s sales, sales volume, sales methods, sales proposals, customers and prospective customers, identity of customers and prospective customers, identity of key purchasing personnel in the employ of customers and prospective customers, amount or kind of customer’s purchases from the Corporation, the Corporation’s sources of supply, the Corporation’s patents, patent applications, licenses, computer programs, system documentation, special hardware, product hardware, related software development, the Corporation’s present or contemplated products, manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions or other confidential or proprietary information belonging to the Corporation or relating to the Corporation’s affairs (collectively referred to herein as the “Confidential Information”); (ii) the Confidential Information is the property of the Corporation; (iii) the use, misappropriation or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to the Corporation; and (iv) it is essential to the protection of the Corporation’s good will and to the maintenance of the Corporation’s competitive position that the Confidential Information be kept secret and that the Executive not disclose the Confidential Information to others or use the Confidential Information to the Executive’s own advantage or the advantage of others. The Executive further acknowledges that the Executive’s position with the Corporation and any and all benefits and compensation paid to the Executive are conferred upon him only because and on the condition of the Executive’s abiding by the confidentiality, non-compete, non-solicitation and other restrictions contained herein.

(b)	The Employee further recognizes and understands that his duties at the Corporation may include the preparation of materials, including written or graphic materials, and that any such materials conceived or written by him shall be done as “work made for hire” as defined and used in the Copyright Act of 1976, 17 USC § 1 et seq. In the event of publication of such materials, the Executive understands that since the work is a “work made for hire,” the Corporation will solely retain and own all rights in said materials, including right of copyright, and that the Corporation may, at its discretion, on a case-by-case basis, grant the Employee by-line credit on such materials as the Corporation may deem appropriate.

(c)	The Executive agrees to hold and safeguard the Confidential Information in trust for the Corporation, its successors and assigns and agrees that he shall not, without the prior written consent of the Corporation, either directly or indirectly, misappropriate or disclose or make available to anyone for use outside the

Corporation’s organization at any time, either during his employment with the Corporation or subsequent to the termination of his employment with the Corporation for any reason, including without limitation termination by the Corporation for Cause for Termination or without cause, any of the Confidential Information, whether or not developed by the Executive, except as required in the performance of the Executive’s duties to the Corporation. The restrictions on use or disclosure of Confidential Information contained in this Section 5 shall not apply to any data or information which is or may be: (i) through no fault of the Executive, generally known to the public or throughout the industry in which the Corporation is engaged; or (ii) received by the Executive from a third party not in violation of any express or implied obligation owing to the Corporation.

(d)	The Executive shall disclose promptly to the Corporation or its nominee any and all works, inventions, discoveries and improvements authored, conceived or made by the Executive during the period of employment relating to the business or activities of the Corporation, and hereby assigns and agrees to assign all his interest therein to the Corporation or its nominee. No compensation, other than the Executive’s regular wages, shall be paid to the Executive for any such works, inventions, discoveries or improvements. Whenever requested to do so by the Corporation, the Executive shall execute any and all applications, assignments or other instruments which the Corporation shall deem necessary to apply for and obtain letters patent or copyrights of the United States or any foreign country or to otherwise protect the Corporation’s interest therein. Such obligations shall continue beyond the termination of employment with respect to works, inventions, discoveries and improvements authored, conceived or made by the Executive during the period of employment, and shall be binding upon the Executive’s assigns, executors, administrators and other legal representatives.

(e)	Upon the termination of the Executive’s employment with the Corporation for any reason, including without limitation, termination by the Corporation for Cause for Termination or without cause, the Executive shall promptly deliver to the Corporation all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, flow-charts, programs, proposals and any products or processes used by the Corporation and, without limiting the foregoing, will promptly deliver to the Corporation any and all other documents or materials containing or constituting Confidential Information.

(f)	The Executive agrees that in the event of publication by the Executive of written or graphic materials, the Corporation will retain and own all rights in said materials, including the right of copyright.

(g)	The Corporation and the Executive agree that the rights conveyed by this Agreement are of a unique and special nature. The Executive and the Corporation agree that any violation of this Section 5 will result in immediate and irreparable harm to the Corporation and that in the event of any actual or threatened breach or violation of any of the provisions of this Section 5, the Corporation will be entitled as a matter of right to seek an injunction or a decree of specific performance without bond from any equity court of competent jurisdiction. The Executive waives the right to assert the defense that such breach or violation can be compensated adequately in damages in an action at law. Nothing in this Agreement will be construed as prohibiting the Corporation from pursuing any other remedies at law or in equity available to it for such breach or violation or threatened violation.

6.	Noncompetition. The Executive covenants and agrees that during the period of the Executive’s employment hereunder and for a period of two (2) years thereafter and any amount of time during such two year period during which he is in violation of this provision he shall not:

(a)	in the United States of America, or in any other country of the world in which the Corporation has done business at any time during the last two (2) years prior to the termination of the Executive’s employment with the Corporation, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder, or otherwise, alone or in association with any other person, corporation or other entity, engage or participate in, be connected with, lend credit or money to, furnish consultation or advice or permit his name to used in connection with, any Competing Business. For purposes of this Agreement, the term “Competing Business” shall mean any Person, corporation or other entity engaged in the business of: selling or attempting to sell any product or service which competes with (i) products or services sold by the Corporation within the two (2) years prior to termination of the Executive’s employment hereunder or (ii) new products of the Corporation with respect to which the Corporation had allocated engineering resources at the Date of Termination to develop such new products;

(b)	for a Competing Business, solicit the trade of, or trade with, any customer, prospective customer, supplier, or prospective supplier of the Corporation. The Executive further agrees that for two (2) years following termination of his employment with the Corporation, including without limitation termination by the Corporation for Cause for Termination or without cause, the Executive shall not for a Competing Business, directly or indirectly, solicit the trade of, or trade with, any customers or suppliers, or prospective customers or suppliers, of the Corporation; and

(c)	for a Competing Business, directly or indirectly solicit or induce, or attempt to solicit or induce, any employee of the Corporation to leave the Corporation for any reason whatsoever, or hire any employee of the Corporation.

Notwithstanding the foregoing, (i) the covenant contained in this Section 6 shall terminate in the event that the Corporation defaults in any of its post-termination payment obligations to the Executive, and (ii) the covenant contained in this Section 6 shall be of no force and effect if the Corporation chooses to give notice of its intent not to renew this

Agreement and the Agreement terminates pursuant to the provisions of Section 10(b)(i) hereof.

7.	Disability, Medical Insurance, Pension or Other Benefit Plans.

(a)	During the term of this Agreement, the Corporation shall provide coverage to the Executive under the Corporation’s group long-term disability policy with disability benefits in the amount of $10,000 per month during the term of the Disability. In addition, during such period, to the extent available in the disability insurance market and if purchased by the Executive, the Corporation shall reimburse the Executive for the premium for an additional disability insurance policy which provides to the Executive disability benefits in an amount of up to $10,000 per month during the term of the Disability and which policy is “portable” and permits the Executive following any termination of employment to maintain such policy in effect by continuing the payments of the premiums thereunder.

(b)	If the Executive’s employment should terminate under such circumstance as entitle the Executive to receive payments pursuant to Section 4(b) hereof, the Executive shall be deemed for purposes of all employee medical insurance, pension and other benefits of the Corporation, to have remained in the continuous employment of the Corporation for the three (3) year period following the Date of Termination and shall be entitled to all of the medical insurance, pension or other benefits provided by the Corporation as though he had so remained in the employment of the Corporation.

(c)	If the Executive’s employment should terminate under such circumstance as entitle the Executive to receive payments pursuant to Section 4(c) hereof, the Executive shall be deemed for purposes of all employee medical insurance, pension and other benefits of the Corporation, to have remained in the continuous employment of the Corporation for the two (2) year period following the Date of Termination and shall be entitled to all of the medical insurance, pension or other benefits provided by the Corporation to the Executive as though he had so remained in the employment of the Corporation.

(d)	If for any reason, whether by law or provisions of the Corporation’s employee medical insurance, pension or other benefit plans, or otherwise any benefits which the Executive would be entitled to under the foregoing subsections of this Section 7 cannot be paid pursuant to such employee benefit plans, then the Corporation hereby contractually agrees to pay to the Executive the difference between the benefits which the Executive would have received in accordance with the foregoing subsections of this Section 7 if the Corporation or its relevant employee medical insurance, pension or other benefit plan could have paid such benefit and the amount of benefits, if any, actually paid by the Corporation or such employee medical insurance, pension or other benefit plan. The Corporation shall not be required to pre-fund its obligation to pay the foregoing difference.

(e)	Notwithstanding any other provision of this Section 7 to the contrary, the Corporation shall not be required to provide to the Executive any of the benefits to be provided to the Executive under subsections (b) through (d) unless the Executive shall have timely elected COBRA continuation coverage following termination of his employment.

8.	Other Employment. In the event of a termination of employment under the circumstances above described in Section 4(b) or 4(c) hereof, the Executive shall have no duty to seek any other employment after termination of his employment with the Corporation and the Corporation hereby waives and agrees not to raise or use any defense based on the position that the Executive had a duty to mitigate or reduce the amounts due him hereunder by seeking other employment whether suitable or unsuitable and should the Executive obtain other employment, then the only effect of such on the obligations of the Corporation hereunder shall be that the Corporation shall be entitled to credit against any payments which would otherwise be made pursuant to Section 7 hereof, any comparable payments to which the Executive is entitled under the employee benefit plans maintained by the Executive’s other employer or employers in connection with services to such employer or employers after termination of his employment with the Corporation.

9.	Stock Appreciation Rights and Options. If the Executive’s employment should terminate under such circumstances as entitle the Executive to receive payments pursuant to section 4(b) hereof then with respect to such outstanding Stock Appreciation Rights and/or Options which did not immediately become exercisable upon the occurrence of a Change-in-Control, such Stock Appreciation Right or Option shall be automatically vested and remain outstanding in accordance with its terms and be exercisable thereafter until the stated expiration date of such Stock Appreciation Right or Option.

10.	Term of this Agreement.

(a)	This Agreement shall be for an initial term beginning on the date hereof and expiring on December 31, 2007 and shall automatically be extended for successive additional terms of one year unless termination occurs pursuant to subsection (b) below.

(b)	Except for the obligations of the Executive under Sections 5, 6 and 8 of this Agreement and the obligations of the Corporation under Sections 4, 7, 8, 9 and 11(i) (together with the allocation of costs thereunder) of this Agreement which shall survive the termination of this Agreement as provided therein, this Agreement shall terminate (i) at the end of the then current term of this Agreement provided that either party has given the other party written notice of its intent not to renew at least sixty (60) days prior to the end of the then current term or (ii) upon the effectiveness of the earlier termination of the Executive’s employment pursuant to the terms of this Agreement.

11.	Miscellaneous.

(a)	This Agreement shall be construed under the laws of the Commonwealth of Pennsylvania without regard to its conflicts of laws provisions. The parties hereto further agree that any action brought to enforce any right or obligation under this Agreement shall be subject to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania. Each party hereby consents to personal jurisdiction in any action brought in any court, federal or state, within the Commonwealth of Pennsylvania having subject matter jurisdiction in this matter. Each party hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such jurisdiction.

(b)	This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and may only be amended or modified by written agreement signed by the parties hereto.

(c)	The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement (including but not limited to, those provisions which survive termination of this Agreement) in the same manner required of the Corporation and to perform it as if no such succession had taken place. Failure of the Corporation to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to terminate employment due to Good Reason for Termination. As used in this Agreement, “Corporation” shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this subsection (c) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(d)	This Agreement shall inure to the benefit of and be enforceable by the Executive and the Corporation and their respective legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there be no such designee, to his estate.

(e)	Any notice or other communication provided for in this Agreement shall be in writing and, unless otherwise expressly stated herein, shall be deemed to have been duly given (i) on the date of delivery if delivered in person, (ii) three business days after being mailed by United States registered mail, return receipt requested, postage prepaid, or (iii) one business day after being sent by an overnight commercial courier of national reputation, addressed in the case of the Executive to his office at the Corporation with a copy to his residence and in the case of the Corporation to its principal executive offices, attention of the Chairman of the Board.

(f)	No provisions of this Agreement may be modified (except as provided in Section 4(j) hereof), waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and approved by resolution of the Board of Directors or the Compensation Committee thereof. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

(g)	The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. If any provision hereof shall be deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision and to alter the bounds thereof in order to render it valid and enforceable.

(h)	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(i)	If litigation should be brought to enforce, interpret or challenge any provision contained herein, each party shall bear its own attorney’s fees and other costs incurred in such litigation. If a money judgment is rendered in favor of the Executive, to interest on any such money judgment obtained calculated at the prime rate of interest in effect from time to time at PNC Bank, N.A. from the date that the payment should have been made or damages incurred under this Agreement.

(j)	The Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

     IN WITNESS WHEREOF, this Agreement has been executed on the date first above written.

ATTEST:	TOLLGRADE COMMUNICATIONS, INC.

By:

Title:

WITNESS:

Mark B. Peterson, Executive

ATTACHMENT A

SEPARATION AND MUTUAL RELEASE
AGREEMENT

     THIS AGREEMENT (“Agreement”) is made as of the ______day of ______, 20___, by and between MARK B. PETERSON (“Executive”) and TOLLGRADE COMMUNICATIONS, INC., a Pennsylvania corporation (the “Corporation”) (Executive and the Corporation are referred to sometimes hereinafter individually as “Party” and collectively as, the “Parties”).

W I T N E S S E T H:

     WHEREAS, Executive has served as its Chief Executive Officer for ___years; and

     WHEREAS, pursuant to that certain Employment Agreement dated as of ___, 2005, as amended from time to time (the “Employment Agreement”), Executive currently is employed by the Corporation as its Chief Executive Officer; and

     WHEREAS, the Executive’s employment with the Corporation has terminated effective as of ___on ___, 20___(the “Date of Termination”); and

     WHEREAS, Executive is a member of the Board of Directors of the Corporation (the “Board” or “Board of Directors”); and

     WHEREAS, the Executive will resign as a director of the Corporation effective as of the Date of Termination as required in the Employment Agreement; and

     WHEREAS, on and subject to the terms and conditions of this Agreement, Executive and the Corporation desire to settle fully and finally all matters between them, including, without limitation, any matters that relate to Executive’s employment, the termination of that employment, or Executive’s association with the Corporation generally, whether as an employee, director, officer, shareholder or otherwise.

     NOW, THEREFORE, in consideration of the premises and the covenants and agreements set forth herein, the Parties hereto, intending to be legally bound, agree as follows:

     1. Termination/Resignation. Executive acknowledges that his employment with the Corporation has terminated and hereby resigns his position as an officer and director of the Corporation and any and all positions he holds with the Corporation, its subsidiary companies, or any of its other affiliates, effective as of the Date of Termination. From and after the Date of Termination, Executive shall not make any statements or engage in conduct which would lead any person or entity to believe that he is an employee, officer, director, consultant, agent or other authorized representative of the Corporation or any of its subsidiaries.

     2. Separation Pay. The Corporation shall pay to Executive as separation pay the payments as may be required in the Employment Agreement.

     3. Employee Benefits, Corporation-Related Business Expenses and D&O Coverage. The Corporation shall provide to or on behalf of Executive all of the benefits and coverages as may be required pursuant to the Employment Agreement.

     4. Return of Corporation Property. Executive agrees that he will promptly return to the Corporation all property belonging to the Corporation and that he will otherwise comply with the Corporation’s normal employment termination procedures. By way of example only, the Corporation’s property includes, but is not limited to, items such as keys, vehicles, credit cards, cell phones, pagers, computers, all originals and copies (regardless of the form or format on which such originals and copies are maintained) of all Corporation specifications and pricing information, all customer lists and other customer-related information, all supplier lists and other supplier-related information, computer discs, tapes and other documents which relate to the business of the Corporation and/or its customers and/or its suppliers.

     5. Standstill Provision. Through the second anniversary of the Date of Termination, Executive and his Representatives (as defined below) shall not, directly or indirectly, without the prior written consent of the Board: (a) acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise, more than five percent (5%) of any outstanding class of voting securities or securities convertible into voting securities of the Corporation, (b) propose to, or attempt to induce any other individual or entity to, enter into, directly or indirectly, any merger, consolidation, business combination, asset purchase (other than routine purchases in the ordinary course of business of product offered for sale by the Corporation) or other similar transaction involving the Corporation or any of its affiliates, (c) make, or in any way participate in any solicitation of proxies to vote, execute any consent as a Corporation shareholder, act to call a meeting of the Corporation’s shareholders, make a proposal to be acted upon by the Corporation’s shareholders or seek to advise or influence any person with respect to the voting or not voting of any securities of the Corporation, (d) form, join or in any way participate in a partnership, syndicate, joint venture or other “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), with respect to any voting securities of the Corporation or transfer Executive’s voting rights with respect to any securities of the Corporation (by voting trust or otherwise), (e) otherwise act, alone or in concert with others, to seek to control or influence the management, Board or policies of the Corporation or seek a position on the Board, (f) disclose any intention, plan or arrangement inconsistent with the foregoing, or (g) advise, assist or encourage any other persons in connection with any of the foregoing. If Executive has initiated any of the foregoing activities prior to the Date of Termination, Executive shall cease, terminate and otherwise refrain from conducting such activities and shall take any and all necessary steps to effect the foregoing and any proposals made by Executive as a shareholder of the Corporation on or before the Date of Termination, are hereby withdrawn. As used herein, the term “Representative” shall include Executive’s employees, agents, investment bankers, advisors, affiliates and associates of any of the foregoing and persons under the control of any of the foregoing (as the term “affiliate,” “associate” and “control” are defined under the 1934 Act). Executive also agrees during such period not to request the Corporation or its representatives, directly or indirectly, to amend or waive any provision of this Section 5 (including this sentence) to take any action which might require the Corporation to make a public announcement regarding the possibility of a merger, consolidation, business combination or other transaction of any kind with the Executive or any affiliate of the Executive.

6.	Mutual General Release and Covenant Not-to-Sue.

(a)	By Executive.

(i)	Except as is otherwise explicitly provided herein, Executive, for himself, his agents, attorneys, Representatives, affiliates, heirs and assigns and all persons claiming by, through, for or under any of them or on any of their behalf, hereby fully and forever releases and discharges the Corporation, its subsidiaries and other affiliates, predecessors and successors, their respective shareholders, officers, directors, employees, heirs and assigns (individually, a “Releasee” and collectively, “Releasees”), from any and all Claims which Executive may have had, may now have, or may hereafter claim or assert against the Releasees on account of any matter whatsoever, arising out of or relating to (A) Executive’s employment or termination of employment or other association with the Corporation, its subsidiaries or other affiliates (as an employee, director, officer, shareholder or otherwise) or (B) any other act, event, failure to act or thing which has occurred or was created at any time on or before the Date of Termination. As used herein, “Claims” shall mean all claims, counterclaims, cross-claims, actions, causes of action, demands, obligations, debts, disputes, covenants, contracts, agreements, rights, suits, rights of contribution and indemnity, liens, expenses, assessments, penalties, charges, injuries, losses, costs (including, without limitation, attorneys’ fees and costs of suit), damages (including, without limitation, compensatory, consequential, bad faith or punitive damages), and liabilities, direct or indirect, of any and every kind, character, nature and manner whatsoever, in law or in equity, civil or criminal, administrative or judicial, in contract or in tort (including, without limitation, bad faith and negligence of any kind) or otherwise, whether now known or unknown, claimed or unclaimed, asserted or unasserted, suspected or unsuspected, discovered or undiscovered, accrued or unaccrued, anticipated or unanticipated, fixed or contingent, liquidated or unliquidated, state or federal, under common law, statute or regulation. Without limiting the generality hereof, this release (and the defined term “Claims” as used in this Agreement) covers Claims based upon torts (such as, for example, negligence, fraud, defamation, wrongful discharge); express and implied contracts (except this Agreement); federal, state or local statutes and ordinances; and every other source of legal rights and obligations which may be validly waived or released.

(ii)	Executive covenants and represents that he has not filed and will not in the future file or permit to be filed in his name, or on his behalf, any lawsuit or other legal proceeding asserting Claims which are within the scope of the release in Section 6(a)(i) against any of the Releasees. Further, Executive represents and warrants that he has not suffered any on-the-job injury for which he has not filed a claim.

(iii)	Nothing contained in this Section 6(a) shall be deemed to waive any remedy available to Executive at law or in equity in the event of a breach by the Corporation (or any of its successors) of its or their obligations under this Agreement.

(iv)	Excluded from the release and covenant not to sue set forth in Sections 6(a)(i) and 6(a)(ii), respectively, are any Claims which cannot be waived by law and any rights that may arise after the Date of Termination (including matters arising pursuant to this Agreement, any benefit policy, plan or program, and the provisions of the Employment Agreement which specifically survive termination of the Employment Agreement) and any claims against any Releasee for fraud, deceit, theft or misrepresentation.

(v)	Executive acknowledges and agrees that it is his intention that the release set forth in Section 6(a)(i) be effective as a full and final release of each and every thing released herein.

(b)	By the Corporation.

(i)	Except as is otherwise expressly provided herein, the Corporation, for itself, its subsidiaries and other affiliates, agents, attorneys, representatives, officers, directors, shareholders, predecessors, successors and assigns and all persons claiming by, through, for or under any of them or on any of their behalf, hereby fully and forever releases and discharges Executive, his affiliates, heirs and assigns (individually, an “Executive Releasee” and collectively, “Executive Releasees”), from any and all Claims which the Corporation may have had, may now have, or may hereafter claim or assert against the Executive Releasees, on account of any matter whatsoever, arising out of or relating to (A) Executive’s employment or termination of employment, service as an officer, director of or fiduciary acting on behalf of the Corporation, or any other association with the Corporation, its subsidiaries or any of its other affiliates (whether as an employee, officer, director, shareholder or otherwise), or (B) any other act, event, failure to act or thing which has occurred or was created at any time on or before the Date of Termination.

(ii)	The Corporation covenants and represents that it has not filed and will not in the future file or permit to be filed in its name, or on its behalf, any lawsuit or other legal proceeding asserting Claims which are within the scope of this release against any of the Executive Releasees.

(iii)	Excluded from the release and covenant not to sue set forth in Sections 6(b)(i) and 6(b)(ii), respectively, are any Claims which cannot be waived by law, any rights that may arise after the Date of Termination (including matters arising pursuant to this Agreement) and any Claims against any Executive Releasee for fraud, deceit, theft or misrepresentation.

(iv)	The Corporation acknowledges and agrees that it is its intention that the release set forth in Section 6(b)(i) be effective as a full and final release of each and every thing released herein.

     7. Corporation’s Information; Nondisclosure; Related Matters. Executive covenants and agrees to be bound by the provisions of Section 5 of the Employment Agreement.

     8. Executive’s Noncompetition. Executive covenants and agrees to be bound by the provisions of Section 6 of the Employment Agreement.

     9. Non-Admission of Liability. It is acknowledged and agreed that nothing contained herein, including but not limited to the consideration paid hereunder, constitutes or will be construed as an admission of liability or of any wrongdoing or violation of law on the part of either Party hereto.

     10. Non-Disparagement.

          (a) Executive agrees that he will not, at any time, make any disparaging statements about the Corporation or any Releasee to any current, former or prospective employer, any applicant referral source, any current, former or prospective employee of the Corporation, any current, former or prospective customer or supplier of the Corporation, the media, or to any other person or entity.

          (b) The Corporation agrees that none of the members of the Board or the Executive Council of the Corporation as constituted on the date hereof, at no time, will make any disparaging statements about Executive to any former or prospective employer of Executive, the media, or to any other person or entity. The Corporation will instruct its employees not to make any disparaging statements about Executive.

          (c) As used in this Section 10, the term “disparaging statement” means any communication, oral or written, which would cause or tend to cause the recipient of the communication to question the integrity, competence, or good character of the person or entity to whom the communication relates.

     11. Remedies for Breach. Each Party will be entitled to pursue any remedy available at law or in equity for any breach of this Agreement by the other Party. Each Party acknowledges that remedies at law may be inadequate to protect against its breach of this Agreement and hereby in advance agrees, without prejudice to any rights to judicial relief the other Party may otherwise have, to the granting of equitable relief, including injunctive relief, in the other Party’s favor without proof of actual damages.

     12. Representations/Warranties by Executive. Executive represents and warrants to the Corporation that the following statements are true and correct:

(a)	Executive is signing this Agreement voluntarily and is legally competent to do so.

(b)	Executive has been advised to consult, and has in fact consulted, an attorney of his own choice before signing this Agreement.

(c)	Executive has read and fully understands each of the provisions of this Agreement, he has been given sufficient and reasonable time to consider each of them and fully understands his rights under all applicable laws and the ramifications and consequences of his execution of this Agreement.

(d)	No promises, agreements or representations have been made to Executive to induce him to sign this Agreement, except those that are written in this Agreement.

(e)	Executive has not, in whole or in part, sold, assigned, transferred, conveyed or otherwise disposed of any of the Claims covered by the release set forth in Section 6(a) (the “Executive’s Release”).

(f)	The consideration received by Executive for the Executive’s Release constitutes lawful and adequate consideration.

(g)	Executive has not engaged in any of the activities listed in subsections (a)-(g) of Section 5 hereof.

(h)	Executive waives any notice requirements under the Corporation’s by-laws with respect to any of the Board’s meetings to consider the approval of the terms and conditions of this Agreement.

     13. Representations/Warranties by the Corporation. The Corporation represents and warrants to Executive that the following statements are true and correct:

(a)	This Agreement has been duly authorized and executed by the Corporation.

(b)	The Corporation has not, in whole or in part, sold, assigned, transferred, conveyed or otherwise disposed of any of the Claims covered by the release set forth in Section 6(b) (the “Corporation’s Release”).

(c)	The consideration received by the Corporation for the Corporation’s Release constitutes lawful and adequate consideration.

     14. Waiver of Rights. If on one or more instances either Party fails to insist that the other Party perform any of the terms of this Agreement, such failure shall not be construed as a waiver by such Party of any past, present, or future right granted under this Agreement; and the obligations of both Parties under this Agreement shall continue in full force and effect.

     15. Severability/Applicability. If any provision, section or subsection of this Agreement is adjudged by any court to be void or unenforceable in whole or in part, this adjudication shall not affect the validity of the remainder of this Agreement, including any other provision, section or subsection. Each provision, section and subsection of this Agreement is separable from every other provision, section and subsection, and constitutes a separate and distinct covenant.

     16. Successors & Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors, assigns, executors, administrators and personal representatives.

     17. Notices. All notices, requests, demands, claims and other communications under this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given the next business day (or when received if sooner) if it is sent by (a) confirmed facsimile; (b) overnight delivery; or (c) registered or certified mail, return receipt requested, postage prepaid, and addressed, to the respective address of such Party specified below its or his signature below. Either Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth below using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient. Either Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner provided in this Agreement. Each Party irrevocably consents to service of process in connection with disputes arising out of this Agreement or otherwise in the manner provided for notices in this Section 17. Nothing in this Agreement will affect the right of any Party to service process in any other manner permitted by law.

     18. Public Announcement of Termination/Resignation. The Parties agree that the Corporation will file with the Securities and Exchange Commission (the “SEC”) a report on Form 8-K and the Corporation will issue a press release each of which will disclose Executive’s resignation as a Director and termination as an executive officer of the Corporation. [Executive acknowledges and agrees that he has received and reviewed those provisions of the press release that will be issued that relate to the termination of employment and resignation from the Board, agrees fully with the statements made by the Corporation therein with respect thereto, and has not provided and will not provide to the Corporation any written correspondence concerning the circumstances surrounding his termination or employment of resignation as a Director.] [INSERT ONLY IF APPLICABLE: Executive acknowledges and agrees that his resignation as a Director did not involve any disagreement with the

Corporation on any matter relating to the Corporation’s operations, policies or practices within the meaning contemplated by Form 8-K.]

     19. Sub-certification of ___Annual Report. In connection with the preparation of the Corporation’s ___Annual Report on Form 10-K for the fiscal year (the “Annual Report”) and prior to the filing by the Corporation of such Annual Report with the SEC, Executive shall provide to the Corporation promptly following the Corporation’s request (and in no event more than seven (7) business days after such request) a duly executed original of the Certificate attached hereto as Exhibit A (the “Sub-certification Certificate”). The Corporation shall provide to Executive a copy of the Annual Report and the Corporation’s Proxy Statement on Schedule 14A at the time of requesting such Certificate. If the Corporation requests that Executive provide the Sub-certification Certificate and Executive provides the same to the Corporation within the foregoing time frame, the Corporation shall indemnify, defend and hold harmless Executive, to the fullest extent provided under applicable law, against any losses, claims, damages, liabilities, action, suit, proceeding, cost or expense (including reasonable attorney’s fees) (collectively, “Liabilities”) arising out of or pertaining to any action against Executive for any material misstatement or omission in the Annual Report; provided, however, notwithstanding the foregoing provisions of this sentence, the Corporation shall have no obligation to indemnify, defend or hold harmless Executive for Liabilities arising out of or pertaining to any material misstatement or omission in the Annual Report which is actually known to Executive (without duty of investigation) and not disclosed by him to the Corporation at the time of his delivery to the Corporation of the Sub-certification Certificate.

     20. Entire Agreement. This Agreement supersedes and replaces all prior and contemporaneous written or oral agreements relating to Executive’s employment, compensation and employment termination, including the Employment Agreement (other than the post-termination provisions which survive the termination of the Employment Agreement as provided therein), but not including any and all stock option agreements between Executive and the Corporation and any employee benefit plans or programs.

     21. Interpretation; Enforcement. This Agreement will be interpreted and enforced according to the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws provision. The parties hereto further agree that any action to enforce any right or obligation under this Agreement shall be subject to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania. Each Party hereby consents to personal jurisdiction in any action brought in any court, federal or state, within the Commonwealth of Pennsylvania having subject matter jurisdiction in this matter. Each Party hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such jurisdiction.

     22. Amendment. No provision of this Agreement may be modified, amended or revoked, except in a writing signed by Executive and an authorized official of the Corporation.

     23. Acknowledgment of Waiver of Claims Under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Corporation agree that this waiver and release does not apply to any rights that or claims that might arise under the ADEA after the date of this Agreement. Executive acknowledges that the consideration given for this waiver and release agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that (a) he has at least twenty-one (21) days within which to consider this Agreement, (b) he has seven (7) days following the execution of this Agreement by the Parties to revoke the Agreement and (c) this Agreement shall not be effective until the revocation period has expired. Any revocation should be in writing and delivered to the Corporation by the close of business on the seventh (7th) day from the date that Executive signs this Agreement.

[Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

WITNESS:

Mark B. Peterson

Address:

TOLLGRADE COMMUNICATIONS, INC.

By:

Name:

Title:

Address:	493 Nixon Road
Cheswick, PA 15024

Exhibit A

CERTIFICATE

The undersigned hereby certifies as follows:

1.	I understand that this certificate will be relied upon by the Chief Executive Officer and Chief Financial Officer of Tollgrade Communications, Inc. (the “Corporation”) in making the certifications required of them in the Corporation’s annual report for its 20___fiscal year on Form 10-K (the “Annual Report”).

2.	I have reviewed the Annual Report (as distributed on ______, 20___). I did not participate in the preparation of the Annual Report.

3.	Based on my actual knowledge (without duty of investigation) gained during my employment by the Corporation, except as set forth in the Schedule attached hereto, nothing has come to my attention that causes me to believe that the Annual Report contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading.

4.	Based on my actual knowledge (without duty of investigation) gained during my employment by the Corporation, except as set forth in the Schedule attached hereto, nothing has come to my attention that causes me to believe that the financial statements and other financial information included in the Annual Report, do not fairly present in all material respects the financial conditions, results of operations and cash flows of the corporation as of, and for, the year ended December 31, 20___.

5.	Based on my actual knowledge (without duty of investigation) gained during my employment by the Corporation, except as set forth in the Schedule attached hereto, nothing has come to my attention that causes me to believe that there is any material weakness or significant deficiency in the design or operation of the Corporation’s disclosure controls and procedures or the Corporation’s internal controls over financial reporting as they existed and were utilized as of the last day of my employment by the Corporation, which could adversely affect the Corporation’s ability to timely and accurately report the financial and other information required to be disclosed by the Corporation in its periodic reports required to be filed pursuant to the Securities Exchange Act of 1934, as amended.

Date: ______________, 20___

Mark B. Peterson